Exhibit 10.11

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (this “Agreement”) is entered on March 7 2007, with an effect as of January 1, 2006 (this “Effective Date”) by and between Acro Inc., a Nevada corporation (“Acro”) and Acrosec Ltd., a company organized under the laws of Israel and having a principal place of business in Israel (“Acrosec”).

R E C I T A L S:

A.	Acro is the owner of, and has the full legal right to develop and commercially exploit, certain Technology (as hereinafter defined); and

B.	Acro retained Acrosec since the Effective Date, to provide certain research and development, manufacturing, and management services and since the Effective Date, Acrosec has been providing such services to Acro, each on the terms and conditions described herein; and

C.	Based on level of activity that will be conducted by both companies and the level of internal resources that will be used by Acrosec to service Acro, management will decide on the appropriate timing for conducting a transfer pricing study to support the cost plus arrangement.

Accordingly, in consideration of the premises and the mutual covenants contained in this Agreement, the parties agree as follows:

1. DEFINITIONS

The following terms used in this Agreement shall have the meaning indicated below:

“Management Services” means management services, including, without limitation, managerial services similar to that provided by chief executive officer, chief financial officer, and other executive officers, as agreed between the parties from time to time, relating to the operational and management of Acro.

“Manufacturing Services” means manufacturing services for the manufacturing and assembling all or part of Acro’s products, as agreed between the parties from time to time.

“Marketing Services” means coordination of marketing activities, devise a marketing strategy and develop and implement, a marketing program for, and coordinate the sale of, Acro’s products.

“Patents” means all patents and patent applications derived from, or in any way related to, claiming or arising out of the Technology, including all divisions, continuations, continuations-in-part, confirmations, registrations, reissues, renewals and extensions thereof, that are filed or issued in any country of the world, owned by, licensed to or to-be owned by Acro.

“R&D Services” means research and development services, including, without limitation, development and design, and any and all other services incident thereto or otherwise undertaken at the request of Acro relating to the Technology.

“Services” means any of R&D Services, Marketing Services, Manufacturing Services, or Management Services.

“Technology” means all know how, intellectual property, inventions (whether or not patentable), discoveries, processes, machines, manufactures, compositions of matter, improvements, techniques, methods, ideas, concepts, procedures, formulas, designs, technical data, product development data, software code, technology, secret processes, trade secrets, and any other rights or interests thereon, including latter improvements thereon, relating to a method of detecting a peroxide-based explosive in a sample suspected of consisting of or comprising such explosive, which method comprises dissolving said sample in a suitable organic solvent, contacting the solution with an aqueous solution of a strong acid capable of decomposing said explosive to release hydrogen peroxide, and contacting the resulting mixture with a peroxidase enzyme.

2. GRANT OF LICENSE

Subject to the terms of this Agreement, effective as of the Effective Date, Acro grants to Acrosec, and Acrosec accepts from Acro, a non-exclusive license to use the Technology solely, and only to the extent necessary, to conduct the Services.

3. MUTUAL OBLIGATIONS

3.1     Acrosec will continue to conduct the Services, as applicable, as Acro may direct during the term of this Agreement, and as set forth in Exhibit A, which may be amended from time to time.

3.2     Acrosec shall notify Acro periodically of the then current status (including progress and problems, if any), and schedule for completion, of the Services. Acrosec shall provide Acro promptly with all relevant information regarding any new Technology arising out of Acrosec’s performance of the Services.

3.3     Acrosec shall be entitled to reimbursement equal to the costs, expenses and liabilities incurred by Acrosec in providing the Services to Acro, including, without limitation (i) costs of base salaries and benefits to the employees of Acrosec who perform the Services (ii) costs in obtaining supplies to be used in conducting the Services, (iii) costs of retaining third party consultants or other independent contractors (“Third Party Costs”), and (iv) an allocable share of all expenditures for management, administration, overhead and other similar services, such allocation to be made in a reasonable and fair manner based on relative usage of such Services by Acrosec for the benefit of Acro (collectively, the “Allocable Costs”).

Acro shall reimburse and pay to Acrosec, from time to time, (a) with respect to R&D Services, during the first calendar year beginning from the Effective Date, Allocable Costs of the R&D Services plus 7% of such amount (excluding Third Party Costs), and thereafter, Allocable Costs of the R&D Services plus 10% of such amount (excluding Third Party Costs), (b) with respect to Manufacturing Services, during the first calendar year beginning from the Effective Date, Allocable Costs of the Manufacturing Services plus 7% of such amount, and thereafter, Allocable Costs of the Manufacturing Services plus 10% of such amount (excluding Third Party Costs), (c) with respect to Marketing Services, Allocable Costs of the Marketing Services plus commission on revenues generated from Acro’s products, to be determined by the parties, and (d) with respect to Management Services, such payment to be determined and made in advance or in arrears as the parties may determine.

3.4     All payments shall be made in U.S. Dollars, 30 days after receipt of invoice by bank transfer to a bank account designated by Acrosec.

3.5     In all events, Acrosec shall present to Acro an invoice setting forth in a reasonable detail the calculation of Allocable Costs in connection with their performance of the Services. VAT, if applicable, will be added to every payment.

4. CONFIDENTIAL INFORMATION

Duringthe term of this Agreement, and for a period of ten (10) years thereafter, Acrosec shall keep strictly confidential, and not disclose to others or use for any purpose other than as expressly authorized herein, any confidential information supplied by Acro or its employees or representatives (“Confidential Information”). Acrosec shall take reasonable steps to ensure that its employees and agents maintain the secrecy of Confidential Information, and shall comply with the confidentiality and non use provisions of this Article. The obligation of confidentiality shall not apply to the extent that disclosure is required by law or was disclosed with Acro’s prior consent.

5. PATENT APPLICATIONS AND OTHER FILINGS

5.1     The parties agree that, as between Acrosec and Acro, any Patents, copyrights, trade secrets and other proprietary rights with respect to the Technology, whether registered in Acrosec’s name or in the name of one or more of its employees, shall be the sole and exclusive property of Acro.

5.2     Acrosec undertakes that it will execute such forms of assignment or quit claims with respect to the Patents, copyrights, trade secrets and other proprietary rights relating to the Technology, to Acro or its assigns without any further compensation, and will cause its employees and contractors to execute such forms of assign or quit claims with respect to the Patents, copyrights, trade secrets and other proprietary rights with respect to the Technology, without any further compensation whenever required to do so by Acro or its assigns.

5.3     Acrosec undertakes that it and its employees will sign any further documents and take such further action as may be necessary or desirable for the purpose of confirming or otherwise evidencing title, free and clear of any liens, claims or encumbrances, in and to the Technology in the name of Acro.

6. TERM AND TERMINATION

6.1     Unless earlier terminated by Acro with thirty (30) days prior notice to Acrosec, this Agreement shall continue for an initial term (the “Initial Term”) of two (2) years following the effective date of this Agreement. Following the Initial Term, this Agreement shall continue in effect upon the same terms and conditions for one or more additional one-year periods (each a “Renewal Period”) unless, at least thirty (30) days prior to the end of the Initial Term, or any successive Renewal Period, either party provides the other with written notice of its intent not to renew this Agreement.

6.2     If either party defaults in the performance or observance of any of the material provisions of this Agreement, and such default is not cured within ninety (90) days after delivery of notice by the other party specifying such default, the non-defaulting party shall have the right to terminate this Agreement, by notice to the defaulting party to such effect.

6.3     Except as otherwise provided in this Agreement, upon the expiration or other termination of this Agreement:

    6.3.1        All privileges and licenses held by Acrosec respecting the Technology and the activities covered by this Agreement, including without limitation, Patents, copyrights, trade secrets and other proprietary rights with respect to the Technology, shall terminate and revert to Acro.Acrosec shall deliver to Acro all Technology and other information regarding the Technology, Patents, copyrights, trade secrets and other proprietary rights with respect to the Technology.

    6.3.2        Acrosec shall execute whatever documents and take whatever steps are necessary to ensure that Acro or its assigns receive all of the rights, title and interest in and to any Technology, Services, Patents, copyrights, trade secrets and other proprietary rights with respect to the Technology, free and clear of all liens, claims and encumbrances.

7. MISCELLANEOUS

7.1     Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Israel without reference to principles and laws relating to the conflict of laws.

7.2     Notices. Any notice, consent or approval permitted or required under this Agreement shall be in writing sent by facsimile, overnight courier or registered mail, and shall be addressed to the addresses specified above or to any other address of which either party shall advise the other in writing. Notices sent by facsimile shall be deemed to have been received in the country of the recipient one business day after being transmitted.

7.3    Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties and supersedes all previous agreements, representations and understandings, whether written or oral, between the parties with respect to the subject matter hereof.

7.4     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on and as of the date hereof.

Acro Inc.

By:
Name: GADI ANER
Title: CEO & Chairman

Acrosec Ltd.

By:
Name: Jacob Bar-Shalom
Title: CFO

Exhibit A

Management Services:
Management services, including, without limitation to the following services:
1.	Strategic planning
2.	Daily general management
3.	Financial reporting
4.	Accounting
5.	Bank relationships
6.	Legal services

Manufacturing Services:
Manufacturing services, including, without limitation to the following services:
1.	Product designing
2.	Assembling of products
3.	Filing tubes

Marketing Services:
Marketing services, including without limitation to the following services:
1.	Public relationships
2.	Campaigns and advertising
3.	Investor relationships
4.	Business development activities
5.	Leads generations
6.	Website design and maintenance

R&D Services:
1.	Requirements analysis, architecture and design of the core product
2.	Development of the core product
3.	Maintenance of the core technology
4.	Working with partners to plan, implement and validate our technology and products